Exhibit 10.5

FIRST AMENDMENT
TO
EMPLOYMENT AGREEMENT

This amendment dated and effective January 1, 2009 (this “Amendment”), amends that certain Employment Agreement dated as of August 15, 2007 (the “Original Agreement”) by and between United Online, Inc. (the “Company”), and Matthew J. Wisk.  Capitalized terms used and not otherwise defined herein shall have the respective meanings set forth in the Original Agreement.

RECITALS

WHEREAS, Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), places certain restrictions, among other things, as to the timing of distributions from nonqualified deferred compensation plans and arrangements; and

WHEREAS, the parties desire to amend the Original Agreement to comply with Section 409A of the Code and to reflect certain changes related to Mr. Wisk’s new position.

NOW, THEREFORE, in consideration of the mutual promises set forth herein, the parties hereto hereby agree as follows:

1.                                       The first sentence of Section 1 of the Original Agreement is hereby removed and replaced in its entirety as follows:

“You will serve as President of MyPoints.com, Inc. (“MyPoints”) and report to the President of Classmates Media Corporation or to such other individual as otherwise determined by the Chief Executive Officer of the Company.”

2.                                       The references to “Board of Directors” or “the Company’s Board of Directors” in Section 2(a) and Section 3 of the Original Agreement shall mean the Board of Directors of MyPoints.

3.                                       The following new sentences are hereby added to the end of Section 2(c) of the Original Agreement:

“In addition, in connection with your relocation to the MyPoints office in San Francisco, California, the Company agrees to reimburse you for the amount of the real estate commission paid by you in connection with the sale of your residence located in Westlake Village, California, upon your submission of reasonable documentation thereof.  You must submit such documentation within 45 days after your payment of such commission, and the Company will reimburse you within 30 days thereafter. In no event shall any expense be reimbursed later than the end of the calendar year following the calendar year in which that expense was incurred, and the amounts reimbursed in any one calendar year shall not affect the amounts reimbursable in any other calendar year.  Your right to receive such reimbursements may not be exchanged or liquidated for any other benefit.”

4.                                       A new sentence is hereby added to the end of Section 3 of the Original Agreement, as follows:

“Your annual bonus award shall in no event be paid later than the 15th day of the third month following the end of your taxable year or, if later, the end of the Company’s taxable year  in which such bonus award is earned.”

5.                                       A new sentence is hereby added to the end of each of Section 4(b) and 4(c) of the Original Agreement, as follows:

“Except as otherwise expressly provided in the agreement evidencing a particular  restricted stock unit award, the shares of common stock underlying the restricted stock units that vest on such an accelerated basis will be issued to you on the first business day, within the sixty (60)-day period following the date of your cessation from service as a result of your termination “without cause” (as defined below) or your resignation for “good reason” (as defined below), on which the executed Release required of you pursuant to Section 7(b) is effective and enforceable in accordance with its terms following any applicable revocation period, or as soon thereafter as administratively practicable, but in no event later than the last business day of that sixty (60)-day period on which such Release is effective and enforceable.”

6.                                       The first paragraph of Section 7(b) of the Original Agreement is hereby amended in its entirety to read as follows:

“If (i) your employment is terminated by the Company “without cause” (as defined below) prior to August 15, 2010, (ii) you execute and deliver to the Company, within twenty-one (21) days  (or forty-five (45) days to the extent such longer period is required under applicable law) after the effective date of your termination of employment, a comprehensive agreement releasing the Company and its officers, directors, employees, stockholders, subsidiaries, affiliates, representatives and other parties and containing such other and additional terms as the Company deems satisfactory (the “Release”) and (iii) such Release becomes effective and enforceable after the expiration of any applicable revocation period under federal or state law, then the Company will pay you a separation payment (the “Separation Payment”) equal to the sum of (i) twelve (12) months of your then current monthly base salary, (ii) your Annual Bonus (as defined below), and (iii) a prorated portion of your Annual Bonus (as defined below) based upon the time elapsed between December 31 of the preceding year and your date of termination.  In addition, notwithstanding the fourth sentence of Section 3 above but contingent upon your delivery of an effective and enforceable Release in accordance with the foregoing provisions of this Section 7(b), if the date of such termination occurs following the end of a fiscal year and prior to the date that you would have otherwise been entitled to be paid your annual bonus for that fiscal year, the Company will pay you an amount equal to the annual bonus that you would have received had you remained employed by, and in good standing with, the Company through the date the annual bonus for that fiscal year is paid in the following fiscal year, with that amount to be paid at the same time and manner that such payment would have paid to you had you remained employed through such date, but in no event later than the last day of the fiscal year immediately following fiscal year for which such bonus is earned.

Payment of this Separation Payment and the additional bonus amount (if any) under this Section 7(b) and the accelerated vesting of your equity awards under Section 4, will each be contingent upon the satisfaction of the following requirements: (i) you execute and deliver to the Company on a timely basis your required Release in accordance with this Section 7(b), (ii) such Release becomes effective and enforceable after the expiration of any applicable revocation period under federal or state law and (iii) you continue to comply with the Proprietary Information and Inventions Agreement and the restricted covenants set forth in Section 9 below.

The Separation Payment under this Section 7(b) will be payable in a series of twelve (12) successive equal monthly installments, beginning on the first regular payday for the Company’s salaried employees, within the sixty (60)-day period following the date of your “separation from service” (as such term is defined in Treasury Regulations issued under Code Section 409A) as a result of your termination “without cause” (as defined below), on which your executed Release is effective and enforceable in accordance with its terms following any applicable revocation period, or as soon thereafter as administratively practicable, but in no event later than the last day of that sixty (60)-day period on which such Release is effective and enforceable.  Your right to each such monthly installment of the Separation Payment shall be deemed, for purposes of Section 409A of the Code, to be a right to a series of separate payments.”

7.                                       The last paragraph of Section 7(b) of the Original Agreement is hereby deleted and replaced in its entirety as follows:

“If any payment or benefit received or to be received by you (including any payment or benefit received pursuant to this letter agreement or otherwise) would be (in whole or part) subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the ‘Code’), or any successor provision thereto, or any similar tax imposed by state or local law, or any interest or penalties with respect to such excise tax (such tax or taxes, together with any such interest and penalties, are hereafter collectively referred to as the ‘Excise Tax’), then, the cash payments provided to you under this letter agreement shall first be reduced, with each such payment to be reduced pro-rata but without any change in the payment date and with the monthly installments of the Separation Payment to be the first such cash payments so reduced, and then, if necessary, the accelerated vesting of your equity awards pursuant to the provisions of this letter agreement shall be reduced in the same chronological order in which those awards were made, but only to the extent necessary to assure that you receive only the greater of (i)  the amount of those payments and benefits which would not constitute a parachute payment under Code Section 280G or (ii)  the amount which yields you the greatest after-tax amount of benefits after taking into account any Excise Tax imposed on the payments and benefits provided you hereunder (or on any other payments or benefits to which your may become entitled in connection with any change in control or ownership of the Company or the subsequent termination of your employment with the Company).”

8.                                       The first sentence of Section 7(c) is hereby deleted and replaced with the following:

“If your employment is terminated as a result of your death or Disability, the Company will be obligated to pay the Accrued Obligations to you, your estate or beneficiaries (as the case may be) on your termination date or as soon as administratively practicable thereafter, but in no event later than sixty (60) days after the date of such termination.”

9.                                       The definition of “good reason” as set forth in Section 7(d) of the Original Agreement is hereby deleted and replaced in its entirety as follows:

“‘good reason’ means:

(i)                         a material reduction in your base salary without your prior written consent;

(ii)                      a material reduction in your authority, duties or responsibilities, without your prior written consent, unless such reduction is effected at the request of Mark R. Goldston;

(iii)                   a material change in the geographic location at which you must perform services (the parties acknowledge that you are currently required to perform services at 525 Market Street, Suite 3400, San Francisco, CA 94105) without your prior consent; or

(iv)                  any material un-waived breach by the Company of the terms of this letter agreement; provided however, that with respect to any of the clause (i) – (iv) events above, you will not be deemed to have resigned for good reason unless (A) you provide written notice to the Company of the existence of the good reason event within ninety (90) days after its initial occurrence, (B) the Company is provided with thirty (30) days in which to cure such good reason event, and (C) your termination of employment is effected within one hundred eighty (180) days following the occurrence of the non-cured clause (i) – (iv) event.”

10.                                 Section 7(e) of the Original Agreement is hereby deleted and replaced in its entirety as follows:

“(e)                            Notwithstanding any provision in this letter agreement to the contrary (other than Section 7(f) below), no payment or distribution under this letter agreement which constitutes an item of deferred compensation under Section 409A of the Code and becomes payable by reason of your termination of employment with the Company will be made to you until you incur a “separation from service” (as such term is defined in Treasury Regulations issued under Section 409A of the Code) in connection with such  termination of employment.  For purposes of this letter agreement, each amount to be paid or benefit to be provided you shall be treated as a separate identified payment or benefit for purposes of Section 409A of the Code.  In addition, no payment or  benefit which constitutes an item of deferred compensation under Section 409A of the Code and becomes payable by reason of your  separation from service will be made to you prior to the earlier of (i) the first day of the seventh (7th) month measured from the date of such separation from service or (ii) the date of your  death, if you are deemed at the time of such separation from service to be a specified employee (as determined pursuant to Code Section 409A and the Treasury Regulations thereunder) and such delayed commencement is otherwise required in order to avoid a prohibited distribution under Code Section 409A(a)(2).  Upon the expiration of the applicable deferral period, all payments and benefits deferred pursuant to this Section 7(e) (whether they would have otherwise been payable in a single sum or in installments in the absence of such deferral) shall be paid or provided to you in a lump sum on the first day of the seventh (7th) month after the date of your separation from service or, if earlier, the first day of the month immediately following the date the Company receives proof of your death. Any remaining payments or benefits due under this letter agreement will be paid in accordance with the normal payment dates specified herein.”

11.                                 A new Section 7(f) is hereby added as follows:

“(f)                            Notwithstanding Section 7(e) above, the following provisions shall also be applicable to you if you are a specified employee at the time of your separation of service:

(i)                               Any payments or benefits which become due and payable to you during the period beginning with the date of your separation from service and ending on March 15 of the following calendar year shall not be subject to the holdback provisions of Section 7(e) and shall accordingly be paid as and when they become due and payable under this letter agreement in accordance with the short-term deferral exception to Code Section 409A.

(ii)                            The remaining portion of the payments and benefits to which you become entitled under this letter agreement, to the extent they do not in the aggregate exceed the dollar limit described below and are otherwise scheduled to be paid no later than the last day of the second calendar year following the calendar year in which your  separation from service occurs, shall  not be subject to any deferred commencement date under Section 7(e) and shall be paid to you as they become due and payable under this letter agreement.  For purposes of this subparagraph (ii), the applicable dollar limitation will be equal to two times the lesser of (i) your annualized compensation (based on your annual rate of pay for the calendar year preceding the calendar year of your separation from service, adjusted to reflect any increase during that calendar year which was expected to continue indefinitely had such separation from service not occurred) or (ii) the compensation limit under Section 401(a)(17) of the Code as in effect in the year of such  separation from service.  To the extent the portion of the severance payments and benefits to which you would otherwise be entitled under this letter agreement during the deferral period under Section 7(e) exceeds the foregoing dollar limitation, such excess shall be paid in a lump sum upon the expiration of that deferral period, in accordance with the deferred payment provisions of Section 7(e), and the remaining severance payments and benefits (if any) shall be paid in accordance with the normal payment dates specified for them herein.”

12.                                 Except as modified by this Amendment, all the terms and provisions of the Original Agreement shall continue in full force and effect.

(Signature Page Follows)

IN WITNESS WHEREOF, each of the parties hereto has executed this Amendment on the date specified therefor below.

UNITED ONLINE, INC.

By:	/s/ Mark R. Goldston
Mark R. Goldston
Chairman, President and Chief Executive
Officer

Dated:	December 19, 2008

By:	/s/ Matthew J. Wisk
Matthew J. Wisk

Dated:	December 19, 2008